Exhibit 99.1

Joint Filing Agreement

This will confirm the agreement by and between the undersigned that the Statement on Schedule 13D (the “Statement”) filed on or about this date with respect to the beneficial ownership by the undersigned of shares of common stock, par value $0.001 per share, of Excel Technology, Inc., a Delaware corporation, is being filed on behalf of the undersigned.

Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

Date: July 16, 2008

GSI GROUP INC.

By:	/s/ Robert L. Bowen
Name: Robert L. Bowen Title: Vice President and Chief Financial Officer

EAGLE ACQUISITION CORPORATION

By:	/s/ Daniel J. Lyne
Name: Daniel J. Lyne Title: Secretary